Exhibit 10.43

April 15, 2010

Mr. Scott E. Hill

136 Pendleton Drive

Bristol, TN 37620

Re: Offer of Employment

Dear Scott:

The management team and investors of Montauk Energy Capital, LLC (the “Company”) are very impressed with you, your past experience and your business and operational philosophies. We have enjoyed getting to know you, and are hopeful that we have made as good an impression with you as you have made with us. We strongly believe that you would be a good fit for our organization and that our organization would be a good fit for you and your family. As we prepare for significant growth in the next few years, it is critical that we build and maintain a talented team of executives that are dedicated to the long-term success of the Company.

To that end, I am very pleased to offer you employment with the Company under the key terms as outlined below.

Title:	Vice President—Operations

Key Responsibilities:	Manage the overall operations of the business and function as a contributing member of the leadership team (refer to previously provided job description for more detailed summary of responsibilities)

Employment Start Date:	To be determined, but anticipated to be approx. May 17, 2010

Primary Job Location:	Corporate Headquarters—Pittsburgh, PA

Base Salary:	$140,000 annually. Base salary is paid bi-weekly on alternating Fridays.

Targeted Cash Bonus:	25% of base salary annually. Payout based upon achieving corporate and personal goals as determined by management and the Company’s board. Payout can range between 0% and 200% of targeted bonus and is paid subsequent to each fiscal year end (March 31).

Starting Bonus:	$10,000 paid with your first full bi-weekly pay check.

Long-Term Incentive Plan:	You will be eligible to participate in the Plan in accordance with the Plan’s eligibility rules. The Plan is currently being developed with the Company’s board. The Plan’s terms are expected to be substantially the same as those included in the draft LTIP document previously provided.

Vacation and Holiday Time:	You will be entitled to 120 hours of paid Vacation Time annually, which will accrue at a rate of 4.62 hours per pay period. Unused Vacation Time can be carried into the following year; however, there is a limit of 120 hours of carryover Vacation Time at each calendar year end. Unused Vacation Time in excess of that will be forfeited. In addition, the Company recognizes seven (7) paid holidays each calendar year.

Sick Time:	You will be entitled to 40 hours of Sick Time annually, which will be prorated for 2010 in accordance with Company policies. Unused Sick Time will be paid in cash after each calendar year end.

401(k) Plan Eligibility:	Upon commencement of employment – Company provides a 3% contribution on each employee’s behalf and matches 50% of an employee’s first 4.0% of voluntary contributions.

Medical, Dental and Other Employee Benefits:	In accordance with Company policies, you will be eligible for standard benefit options beginning on the first day of the month following your month of hire. In the event you elect to waive Medical and Dental coverage, you will receive a payment in the amount of $75.00 per month.

Relocation Assistance:	Financial assistance will be provided to relocate your family and household items in accordance with Montauk’s Relocation Policy (previously provided).

This offer letter does not confer any contractual right, either expressed or implied, to remain in the Company’s employ. Your employment is not for any specific time and may be terminated at will, with or without cause and without prior notice, by the Company or you may resign for any reason at any time.

As is customary, this offer is contingent upon satisfactory completion of a background investigation as well as your successfully passing a drug-screening test. If you fail to take the test or do not pass the test, this offer of employment will no longer be valid, In addition, at the commencement of your employment, you will be required to sign a confidentiality agreement restricting your ability to disclose confidential information regarding the Company.

Finally, I am very excited about the prospect of having you join our team and look forward to having your innovative ideas and energies assist us with the challenges and opportunities ahead. If you are in agreement with the terms set forth in this offer letter, please indicate your acceptance by signing and returning this letter to me as soon as possible. If you have any questions, please feel free to call me (office: 412-747-8717; mobile: 412-736-4775) or email me directly.

Sincerely,

/s/ John R. Schmitt

John R. Schmitt

President & CEO

Accepted by:	/s/ Scott E. Hill	Date:	4/20/10
Scott E. Hill